UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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FOREST LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

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To All our Employees:
We wanted to take this opportunity to update you on some new developments with respect to our upcoming Annual Meeting. Yesterday, Institutional Shareholder Services (“ISS”), a leading proxy advisory service, issued a recommendation in support of the 10 director candidates we have nominated to our board.
We are very pleased with this positive endorsement of our nominees by such an influential voice. As we have said many times in the past, maintaining a strong and independent board has always been a top priority for our company, and we are gratified that ISS has recommended that shareholders support all of our highly qualified director nominees. Our candidates who include three new and seven incumbent nominees are experienced, independent healthcare industry, legal and financial experts who are committed to acting in the best interests of all shareholders.
Two other proxy advisory services also recently issued reports regarding the election of directors at our Annual Meeting. Egan-Jones joined ISS in recommending that shareholders vote for our entire slate, and Glass Lewis recommended that shareholders reject three of Icahn’s four nominees, thereby effectively supporting the election of nine of our ten candidates.
As you are all well aware, this is a time of tremendous opportunity for Forest, and we want to ensure we have a strong management team and board to guide the company into our next phase of growth and evolution. Our Board continues to recommend that all shareholders support our entire slate of director candidates by voting the white card.
Forest is strong and performing well. As a result of your hard work and dedication, we have evolved into a leading and dynamic pharmaceutical company with one of the deepest and most promising product portfolios in the industry. The Board and our senior management are confident that we have the right strategy in place to capitalize on the many future opportunities ahead.
As we approach the Annual Meeting, it’s likely that Mr. Icahn may continue to attack our company and the value we have worked so hard to create. I urge you not to be distracted by these criticisms and stay focused on your responsibilities. Should you get any media inquiries, please direct them to Frank Murdolo at (212) 224-6714. In addition, if you have any questions or require assistance regarding voting at the Annual Meeting, you can contact MacKenzie Partners, Inc., toll-free, at (800) 322-2885.
As always, I thank you for your hard work and commitment to Forest.
Sincerely,

Howard Solomon
Chairman, Chief Executive Officer and President
Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on Form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.